SUBSIDIARIES OF GALAXY ENTERPRISES, INC.



            Subsidiary Name                        Jurisdiction
                                                   of Incorporation
            ------------------                     ----------------
            Galaxy Mall, Inc.                      Wyoming
            IMI, Inc.                              Utah